Exhibit 99.1

Orion Marine Group, Inc. Reports Second Quarter 2008 Results

Houston, Texas, August 7, 2008 -- Orion Marine Group, Inc. (the “Company”) (NASDAQ: OMGI), a leading heavy civil marine contractor, today reported net income of $2.4 million ($0.11 diluted earnings per share) for the three months ended June 30, 2008, which compares to net income available to common shareholders of $2.0 million ($0.11 diluted earnings per share) for the same period a year ago.

“Despite some challenges in the second quarter, we achieved good overall results and improved EBITDA margins over 2007 second quarter results,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “We are very pleased with our performance on projects involving bridge construction, marine docks, outfall pipeline construction, and maintenance of port facilities during the quarter.  Additionally we continue to be pleased with the integration of Subaqueous Services and its contribution to our results.”

Financial highlights of the Company’s second quarter 2008 include:

•	Second quarter 2008 contract revenues increased to $67.1 million, up 30.3% as compared to the second quarter of 2007.

•
Gross profit for the quarter was $9.8 million which represents a decrease of $1.2 million or 11.2% compared with the second quarter of 2007.  Gross profit margin for the quarter was 14.7% which is a decrease of 6.8 points from the second quarter 2007.  As previously announced, second quarter gross profit was negatively impacted by about $2 million as a result of two dredging projects that experienced unforeseen production delays.  As expected, these two projects completed during the second quarter.

•
General and administrative expenses for the second quarter 2008 were $5.7 million which represents a decrease of $1.5 million year-over-year primarily due to one-time 144A transaction expenses in the second quarter of 2007, partially offset by second quarter 2008 amortization of intangible assets acquired from Subaqueous Services, as well as increased public company expenses.

•	The Company’s second quarter 2008 EBITDA was $9.3 million, representing a 13.8% EBITDA margin, which compares to second quarter 2007 EBITDA of $7.0 million, representing a 13.6% EBITDA margin.

•
Backlog of work under contract as of June 30, 2008 was up 26.1% to $152.1 million as compared with backlog under contract at June 30, 2007 of $120.6 million.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

“We continued our revenue growth in the second quarter,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “As we look forward, our long term end market drivers remain solid and we are confident about our long term outlook.”

Outlook

For the remainder of 2008, the Company expects continued strength in its end markets that should provide adequate revenue opportunities to meet its full year 2008 top line revenue growth goal of 28% - 32%.  However, while the U.S. Army Corps of Engineers has begun releasing projects in the third quarter, the Company believes the pace of projects involving dredging services to be released and the resulting margin pressure in the Western Gulf Coast market will limit its ability to recover the negative margin impacts of the two dredging projects that experienced unforeseen production challenges in the first and second quarters.  As a result, the Company now expects full year 2008 EBITDA to be in the range of 14 to 16 percent, or 3 percentage points lower than its initial goal of 17 to 19 percent.

“Ultimately we believe dredging projects that are being deferred today, will become bid opportunities in future periods for the ongoing maintenance of the Western Gulf Coast infrastructure.” said Mr. Pearson.

Beyond 2008, the Company remains confident in its end market drivers and in its goal of achieving long term average annual revenue growth of 15%, with annual EBITDA margins averaging about 18% long-term.

Conference Call

Orion Marine Group will conduct a telephone briefing to discuss its results for the second quarter 2008 and its outlook of the future at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 7, 2008.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Second Quarter 2008 Earnings Conference Call at 877-627-6582.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, any statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include (i) estimates and forecasts of and assumptions regarding gross profit, gross margin, EBITDA, EBITDA margin, backlog, capital expenditures, and administrative expenses; and (ii) statements regarding projects or contracts in process, in negotiation, pending award, or being bid, including associated anticipated revenues and expected or scheduled completion dates. Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, government regulation, and fluctuations in quarterly and other fiscal period operations, that can cause actual results to differ  materially form current expectations, estimates or forecasts. Moreover, past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s EDGAR site at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended
	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Contract revenues	$67,070	$51,479
Costs of contract revenues	57,240	40,414
Gross profit	9,830	11,065
Selling, general and administrative expenses	5,695	7,220
Operating income	4,135	3,845

Interest income	(119)	(294)
Interest expense	364	393
Interest (income) expense, net	245	99
Income before income taxes	3,890	3,746
Income tax expense	1,489	1,466
Net income	$2,401	$2,280
Preferred dividends	--	259
Earnings available for common shareholders	$2,401	$2,021

Basic earnings per share—Common	$0.11	$0.11
Diluted earnings per share—Common	$0.11	$0.11
Shares used to compute earnings per share:
Basic—Common	21,478,392	18,676,587
Diluted—Common	21,845,795	19,241,989

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three Months Ended
	June 30, 2008	June 30, 2007
(EBITDA to Net Income reconciliation)	(Unaudited)	(Unaudited)
Net income	$2,401	$2,280
Income tax expense	1,489	1,466
Interest (income) expense, net	245	99
Depreciation and amortization	5,133	3,158
EBITDA	$9,268	$7,003
	Six Months Ended
	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Net cash flow from operating activities	$12,180	$2,241

Cash and cash equivalents	$14,500	$15,935

Term debt outstanding	$35,000	$3,095

Capital Expenditures	$8,629	$3,941

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506